Guanwei Recycling Corp. To Begin Trading On NASDAQ
With A New Symbol: GPRC

FUQING CITY, CHINA--(April 14, 2010) - China's leading clean tech manufacturer of recycled low density polyethylene (LDPE), Guanwei Recycling Corp. (OTCBB:GURC), announced today that NASDAQ has approved its application for listing. Effective tomorrow, its common stock will begin trading on the NASDAQ Capital Market with a new symbol: GPRC.

Mr. Chen Min, Chairman and CEO of the Company, stated, “We are extremely pleased to have achieved a NASDAQ listing and see it as another important milestone for our rapidly growing company that should help broaden our investor base and further improve our visibility.”

Description of Guanwei Recycling Corp.

Guanwei Recycling Corp. is China's largest manufacturer of recycled low density polyethylene (LDPE). Adhering to the highest "green" standards, it has generated rapid growth producing LDPE from plastic waste procured mostly in Europe for sales to nearly 300 customers in ten different industries in China. Guanwei Recycling Corp. is one of the few plastic recyclers in China that has been audited by TÜV Rheinland Cert GmbH for compliance with German pollution and environmental standards, which allows the company to procure high quality plastic waste directly from Germany and other European countries (Spain and Holland), with no middlemen, and permits highly economic production of the highest grades of LDPE. Additional information regarding Guanwei Recycling Corp. is available at www.guanweirecycling.com.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world's largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,700 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com .

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

US Investors

Focus Asia Partners
Robert Agriogianis
Tel: 973-845-6642
Fax: 973-822-8030

Press

Ken Donenfeld
donfgroup@aol.com
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727